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                                                                     EXHIBIT 5.1

                  [STRADLING YOCCA CARLSON & RAUTH LETTERHEAD]



                                  July 10, 1998



CardioVascular Dynamics, Inc.
13700 Alton Parkway, Suite 160
Irvine, CA 92618

        Re:    Registration Statement on Form S-8

Ladies and Gentlemen:

        At your request, we have examined the form of Registration Statement on Form S-8 (the "Registration Statement") being filed by CardioVascular Dynamics, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 200,000 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable under the 1996 Stock Option/Stock Issuance Plan (As Amended and Restated as of April 8, 1997 and March 12, 1998) (the "Plan").

        We have examined the proceedings heretofore taken and are familiar with the additional proceedings proposed to be taken by the Company in connection with the authorization, issuance and sale of the securities referred to above.

        Based on the foregoing, it is our opinion that the 200,000 shares of Common Stock to be issued under the Plan against full payment in accordance with the respective terms and conditions of the Plan will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement.

                                Very truly yours,

                                /s/ STRADLING YOCCA CARLSON & RAUTH